UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AUTHENTEC, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2011

Dear Fellow Stockholder:

You are cordially invited to attend this year’s Annual Meeting of Stockholders on Thursday, June 9, 2011 at 9:00am. The Annual Meeting will be held at AuthenTec’s offices, located at 100 Rialto Place, Melbourne, Florida 32901. The accompanying notice explains the matters that will be submitted to a vote of stockholders at the Annual Meeting, as well as the voting procedures. At the meeting, we will also report on AuthenTec’s performance and operations and respond to your questions.

 We hope you will be able to attend the Annual Meeting, but if you cannot do so, it is important that your shares be represented.  Whether or not you plan to attend the Annual Meeting, we urge you to read the proxy statement carefully, and to use the proxy card to elect the nominees proposed by your Board of Directors and vote on the other matters subject to stockholder approval.  You can vote by telephone or Internet, or by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided with these materials. Instructions are provided on the proxy card.

  We look forward to seeing you at the annual meeting.

Sincerely yours,

/S/ LAWRENCE J. CIACCIA
Lawrence J. Ciaccia
Chief Executive Officer

100 Rialto Place, Suite 100
Melbourne, Florida 32901
 (321) 308-1300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2011

To the Stockholders:

Notice is hereby given that the Annual Meeting of the Stockholders of AuthenTec, Inc., a Delaware corporation, will be held on Thursday, June 9, 2011, at 9:00 a.m. local time, at AuthenTec’s offices, located at 100 Rialto Place, Melbourne, Florida 32901, for the following purposes:

(1)	To elect seven (7) directors to hold office until the 2012 annual meeting of stockholders for a one year term and until their respective successors are elected and qualified;
(2)	To approve increasing the number of shares available under the 2010 AuthenTec Incentive Plan;
(3)	To provide an advisory vote on executive compensation;
(4)	To provide an advisory vote on the frequency of the advisory vote on executive compensation;
(5)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 30, 2011; and
(6)	To transact such other business as may properly come before the meeting.

Information relevant to these matters is set forth in the attached proxy statement. Only holders of record of AuthenTec’s common stock at the close of business on April 28, 2011 will be entitled to notice of, and to vote at, the Annual Meeting. Please vote in one of the following ways:

•	use the toll-free telephone number shown on your proxy card;
•	visit the website shown on your proxy card to vote via the Internet; or
•	mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, you are urged to promptly complete, sign, date and return the enclosed proxy card in the envelope provided (or follow the instructions set forth in the enclosed proxy to vote by telephone or the Internet). Returning your proxy card as described above does not deprive you of your right to attend the meeting and to vote your shares in person. However, in order to vote your shares in person at the meeting, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 9, 2011

The Proxy Statement and the 2010 Annual Report to Stockholders are available at https://materials.proxyvote.com/052660

By order of the Board of Directors,

/S/ FREDERICK JORGENSON

Frederick Jorgenson
Vice President, General Counsel, and Secretary
April 29, 2011

TABLE OF CONTENTS

SOLICITATION AND VOTING	1
PROPOSAL NO. 1 – ELECTION OF DIRECTORS	2
CORPORATE GOVERNANCE	5
MANAGEMENT	9
PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT	9
EXECUTIVE COMPENSATION	11
DIRECTOR COMPENSATION	22
EQUITY COMPENSATION PLAN INFORMATION	23
RELATED PERSON TRANSACTIONS	24
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	25
PROPOSAL NO. 2 – APPROVAL OF AN AMENDMENT TO THE AUTHENTEC, INC. 2010 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE	25
PROPOSAL NO. 3 – ADVISORY VOTE ON NAMED EXECUTIVE COMPENSATION	31
PROPOSAL NO. 4 – ADVISORY VOTE ON FREQUENCY OF THE ADVISORY VOTES ON EXECUTIVE COMPENSATION	32
PROPOSAL NO. 5 – RATIFICATION OF APPOINTMENT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM	32
AUDIT COMMITTEE REPORT	34
STOCKHOLDER PROPOSALS OR NOMINATIONS TO BE PRESENTED AT THE 2011 ANNUAL MEETING	35
ANNUAL REPORT	35
TRANSACTION OF OTHER BUSINESS	35

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of AuthenTec, Inc., a Delaware corporation, for use at its annual meeting of stockholders to be held on June 9, 2011, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are first being mailed to stockholders on or about May 3, 2011.

SOLICITATION AND VOTING

Voting Rights and Outstanding Shares

Only stockholders of record as of the close of business on April 28, 2011 will be entitled to vote at the meeting and any adjournment thereof. As of that date, we had 43,771,661 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of April 28, 2011 is entitled to one vote for each share of Common Stock held. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and broker non-votes (as described below) will each be counted as present for purposes of determining the presence of a quorum.

Beneficial Owners

If you hold your shares in “street name” through a broker, bank or other nominee, you are a “beneficial holder,” and the proxy materials together with a voting instruction form will be forwarded to you by your broker, bank or other nominee.  If you are a beneficial holder, you may not vote the shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting.  Furthermore, if your shares are held in street name the availability of telephone and Internet voting will depend on the voting processes of the applicable bank, broker or other nominee; therefore, it is recommended that you follow the voting instructions on the form you receive from your bank, broker or other nominee.

Broker Non-Votes

If you hold your shares in street name and you do not instruct your bank or brokerage firm how to vote your shares at least ten days before the date of the Annual Meeting, your bank or brokerage firm cannot vote your shares (referred to as “broker non-votes”) without instructions from you on the following proposals: “Proposal 1 — Election of Directors,” “Proposal 2 — Approval of an Amendment to the AuthenTec, Inc. 2010 Incentive Plan to Increase the Number of Shares Available,” “Proposal 3 — Advisory Vote on Executive Compensation,” or “Proposal 4 — Advisory Vote on Frequency of Advisory Vote on Executive Compensation,” and such shares will be considered “broker non-votes” and will not affect the outcome of these votes. However, your bank or brokerage firm may vote your shares in its discretion on “Proposal 5 — Ratification of Appointment of Registered Independent Public Accounting Firm.”

Voting of Proxies

All shares of our common stock represented by properly executed proxies received before or at the Annual Meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. A stockholder giving a proxy has the power to revoke or change his or her proxy at any time before it is exercised by delivering to the Secretary of AuthenTec at the corporate address set forth above a written notice revoking or changing the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. Alternatively, you may change or revoke your vote by telephone or through the Internet by following the instructions on your proxy card.

To vote at the Annual Meeting in person, you must be a stockholder of record or hold a valid proxy from your bank or broker permitting you to vote at the Annual Meeting.

Expenses of Solicitation

We will pay the costs of solicitation of proxies, including the cost of assembling and mailing this proxy statement and the material enclosed herewith. In addition to the use of the mails, proxies may be solicited personally, by telephone or facsimile or by our corporate officers and employees without additional compensation. We intend to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors are to be elected at the Annual Meeting to hold office until the 2012 Annual Meeting of Stockholders and until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as our Board of Directors may designate.

The Board of Directors recommends a vote “FOR” the nominees named below.

Each nominee brings a strong and unique background and set of skills to our Board of Directors, giving our Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, risk management and oversight, technology industry expertise, strategic and business development and global markets. Each member of our Board of Directors has demonstrated leadership through his work on the boards or as executive officers of a variety of public and private organizations and is familiar with board processes and corporate governance. We believe the atmosphere of our Board of Directors is collegial and that all members are engaged in their responsibilities. For additional information about our director independence requirements, consideration of director candidates, leadership structure of our Board of Directors and other corporate governance matters, see “Corporate Governance” beginning on page 5 of this Proxy Statement.

The following table sets forth the names, ages, principal occupation and tenure of each of the nominees.

Name	Principal Occupation	Age	Director Since
Lawrence J. Ciaccia	Chief Executive Officer	52	2010
F. Scott Moody	Former Chief Executive Officer	54	1999
Chris Fedde	President and Chief Operating Officer of SafeNet, Inc	60	2008
Gustav H. Koven III	Partner/Manager of various Venture Capital Partnerships/LLCs	68	1999
William Washecka	Retired Partner of Ernst & Young, LLP; Consultant	63	2008
Ronald Black	Chief Executive Officer of MobiWire, S.A	47	2010
Jean Schmitt	Partner at Sofinnova Partners, S.A.	45	2010

The business experience and other specific skills, attributes and qualifications of each of the nominees are as follows:

 Lawrence J. Ciaccia joined our Board of Directors in September 2010. Mr. Ciaccia is Chief Executive Officer of AuthenTec and oversees the company's day-to-day operations. He joined the company in 2005 and was previously AuthenTec's President and Chief Operating Officer. Prior to joining AuthenTec, he was vice president and general manager of the Wireless Data and Networking Component Products unit at Conexant, the former PRISM WLAN business unit of Intersil. While at Intersil, he spearheaded the development and ramp up of the company’s PRISM 802.11 Wi-Fi initiative and also was instrumental in Intersil’s highly successful initial public offering and sale of the wireless business to GlobespanVirata, which subsequently merged with Conexant. Mr. Ciaccia began his career in 1980 with Harris Semiconductor, which later became Intersil - and held numerous technical and management positions of increasing responsibility. Mr. Ciaccia earned a BSEE degree from Clarkson University in New York and an MBA from the Florida Institute of Technology in Melbourne. Mr. Ciaccia has over 30 years of operating experience within the semiconductor and wireless industry. Mr. Ciaccia’s leadership as our Chief Executive Officer, together with the skills and knowledge of the industry, are critical to our strategic growth and development as we continue to evolve from a mixed-signal semiconductor component supplier to a provider of complete solutions focused on a wide array of security and identity management solutions.

F. Scott Moody is our co-founder and has served as a member of our Board of Directors since inception. He was elected as Chairman of our Board of Directors in October 2006, and served in this capacity until January 2010. From inception to September 2010, he served as Chief Executive officer of AuthenTec, and until July 2006, he also served as our President. Prior to founding the company in 1998, Mr. Moody was the Vice President of the Core Products Division of the Semiconductor Sector of Harris Corporation, or Harris, now Intersil Corporation. Mr. Moody began his career at Harris in 1980, during which time he held positions in engineering, program management, operations, and marketing and general management in Harris’s Semiconductor and Electronic Systems Sectors. Mr. Moody received a BS degree in Industrial Engineering from North Carolina State University and an Executive MBA from the University of Florida.   In addition to his experience at AuthenTec and Harris, Mr. Moody is a Fund Advisor to Stonehenge Growth Capital, chairs a Speaker Series on Innovation at North Carolina State University, continues his efforts on several mission-orientated fronts in Rwanda and previously served as an advisor to both, WiDeFi (WLAN range extender, acquired by Qualcomm) and OmniCluster (PCI Server Blades). As our co-founder and former CEO, Mr. Moody brings insight into all aspects of our business.  Mr. Moody’s leadership, together with the skills and knowledge of our industry and the Company, has been instrumental in our leadership position in the market and our transformation into a security, identity management and solutions provider.

Chris Fedde has served as a member of our Board of Directors since February 2008. Mr. Fedde has been the President and Chief Operating Officer of SafeNet, Inc., a global leader in information security, since October 2006. From February 2001 through October 2006, Mr. Fedde served as Director of Corporate Business Development and as a General Manager at SafeNet, Inc., a leader in products that provide information security and data protection. Mr. Fedde is also on the Board of Directors of SafeNet. Prior to joining SafeNet, Mr. Fedde was the Director of Secure Products at Harris, a position he held after leading several radio business units at Harris. Prior to this, Mr. Fedde directed R&D departments at Motorola, Inc. While at Motorola and Harris, he was awarded several patents in the wireless field. Mr. Fedde earned a BSEE degree from the University of Iowa.  Mr. Fedde’s experience at SafeNet, Harris and Motorola provide the board with an extensive knowledge of the technology and security industries and insight into industry wide trends which affect our business.

Gustav H. Koven III has served as a member of our Board of Directors since 1999. Mr. Koven is currently a Founding Partner of Savano Direct Capital Partners LLC and BrownSavano Direct Capital Partners, LP and was a Founding Partner of SmithDefieux Capital Partners. He was a manager of certain aspects of Knickerbocker 1999 Direct Investments LLC from 1999 to 2008, and was a manager of certain aspects of HT 1999 Direct Investments LLC from 2004 to 2008. Mr. Koven has been the Managing Member of Wildfields Venture Advisors LLC since 2003. From 1990 to 2010, Mr. Koven has been a partner in a number of Edison Venture Fund partnerships. Prior to joining Edison, he was the President of Chase Manhattan Capital Corporation and Chase Manhattan Investment Holdings, and managed Chase Manhattan’s venture capital business. Mr. Koven earned a Bachelor of Engineering degree from Stevens Institute of Technology and a MBA from Columbia University Graduate School of Business. He has served on the boards of multiple technology companies and brings this experience to bear as the Chairman of our M&A Committee and Nominating & Governance Committee.

William Washecka has served as a member of our Board of Directors since June 2008 and has served as Chairman of our Board since June 28, 2010. Mr. Washecka also serves as a director on the board of Online Resources and in the past served as a director on the board of Avalon Pharmaceuticals, Inc.  From 2004 to 2006, Mr. Washecka served as Chief Financial Officer of Prestwick Pharmaceuticals, which specializes in therapies for central nervous system disorders. From 2001 to 2002, Mr. Washecka served as Chief Financial Officer for USinternetworking, Inc., an enterprise and e-commerce software service provider. Previously, Mr. Washecka was a senior audit partner with Ernst & Young LLP, which he joined in 1972 and was responsible for the High Technology and emerging business practice in the Mid Atlantic area. He has a BS in accounting from Bernard Baruch College of New York and completed the Kellogg Executive Management Program.  Mr. Washecka’s extensive financial and accounting experience gained as a CFO of multiple companies and as a partner at Ernst & Young is a great asset to our board and our Audit Committee in particular.

Dr. Ronald Black joined our Board of Directors following the AuthenTec-UPEK merger in September 2010. Since October 2010, Dr. Black has been the Chief Executive Officer of MobiWire, formerly Sagem Wireless, a privately-held company headquartered in Paris, France. He is the former Chairman and CEO of UPEK. Dr. Black also served as a board member for Heptagon and is continuing to be a board member for Inside Secure. Previously, he was chief executive officer of Wavecom, a publicly traded French wireless solutions company. Dr. Black has also served in a number of senior executive roles at other companies including: executive vice president of the Client Systems Group at Agere Systems, vice president and general manager of the Next-Generation Networks Business Unit at Gemplus (now Gemalto), general manager of the Communications Systems Division of Motorola's Semiconductor Products Sector (now Freescale), and a number of senior management positions at IBM Microelectronics in its Power PC Microprocessors group and its Electronic Packaging Applications and Development groups. He holds a Bachelor of Science, a Masters of Science, and a Ph.D. in materials science and engineering from Cornell University in Ithaca, N.Y. Dr. Black’s previous experience as a director and executive officer of numerous international technology companies provides our Board with valuable insight into global trends and contacts throughout the global marketplace.

Jean Schmitt joined our Board of Directors following the AuthenTec-UPEK merger in September 2010. He served on UPEK's board of directors since March 2004. In December 2001, he joined Sofinnova Partners SA, where he currently serves as Venture Partner and focuses on opportunities in the telecommunications and consumer electronics industries. Prior to joining Sofinnova Partners SA, Mr. Schmitt was the chief executive officer and founder of SLP InfoWare, a world leader in predictive customer relationship management software for the telecommunications industry, which was sold to Gemplus International S.A. in 2000. After the acquisition, Mr. Schmitt was the chairman and chief executive officer of SLP InfoWare and vice president of the Telecommunication Solutions and Applications group at Gemplus until November 2001. He is a guest lecturer at Telecom Paristech and serves as a director of Inside Secure, Mobiwire, Accent, Blyk and Celsius. Mr. Schmitt graduated with honors from the Telecom Paristech, or ENST, in Paris, France, and earned a post-graduate degree in artificial intelligence from ENST. Mr. Schmitt’s extensive experience in the telecommunications and consumer electronics industry as well as his experience with European markets provides our Board with knowledge into our European and other international operations and will be valuable as  we continue expand our products into the wireless industry.

Stockholders Agreement

Pursuant to that certain Stockholders Agreement, dated as of September 3, 2010 and entered into in connection with our acquisition of UPEK, Inc., we granted rights to designate two nominees for election to our Board of Directors to certain of the former stockholders of UPEK, Inc.  These former UPEK stockholders designated Mr. Jean Schmitt and Dr. Ronald Black for nomination for election to our Board of Directors and, pursuant to the terms of the Stockholders Agreement, we have agreed to recommend that our stockholders elect these designees to our Board of Directors. Furthermore, each former UPEK stockholders that is a party to the Stockholders Agreement has agreed to vote its shares in favor of those nominees designated by the former UPEK stockholders and those nominees designated by our Board of Directors.

Vote Required and Board of Directors Recommendation

Election of directors will be by a plurality of the votes of the shares of stock entitled to vote on the election of directors. Accordingly, the nominees for director receiving the highest number of affirmative votes cast on the election of directors at the annual meeting will be elected as directors. If you do not vote for a nominee, or if you indicate “withholding authority” on your proxy card, your vote will not count either for or against the nominee. Also, if your broker does not vote on this proposal it will have no effect on the election.

Our Board of Directors unanimously recommends a vote “FOR” the nominees named above.  Proxies received by our Board of Directors will be so voted unless stockholders specify in their proxies a contrary choice.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that, other than Lawrence J. Ciaccia and F. Scott Moody, each of the members of the Board is an independent director under NASDAQ listing standards.

Executive Sessions

The independent directors meet in regularly scheduled meetings at which time only the independent directors are present.

Committees and Meeting Attendance

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.authentec.com. The Board of Directors held 29 meetings during 2010. The Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee held the number of meetings indicated below. During the last fiscal year each of our directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period. Five of our Board members were in attendance at our 2010 Annual Meeting of Stockholders.

The following table sets forth the three standing committees of the Board, the members of each committee during the last fiscal year and the number of meetings held by each committee:
Name of Director	Audit	Compensation	Nominating and Corporate Governance
William Washecka	Chairman	Member	Member
Gustav H. Koven III	Member	Member	Chairman
Chris Fedde		Chairman
Ronald Black	Member
Jean Schmitt			Member

No. of Meetings	9	6	5

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	is responsible for the appointment, compensation and retention of our independent auditors and reviews and evaluates the auditors’ qualifications, independence and performance;
•	oversees the auditors’ audit work and reviews and pre-approves all audit and non-audit services that may be performed by them;
•	reviews and approves the planned scope of our annual audit;
•	monitors the rotation of partners of the independent auditors on our engagement team as required by law;

•	reviews our financial statements and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements;
•	reviews our critical accounting policies and estimates;
•	oversees the adequacy of our accounting and financial controls;
•	annually reviews the audit committee charter and the committee’s performance;
•	reviews and approves all related-party transactions;
•
establishes and oversees procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and oversees enforcement, compliance and remedial measures under our code of conduct; and

•
discusses guidelines and policies to govern the process by which risk assessment and management is undertaken and handled and discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The current members of our Audit Committee are William Washecka, Gustav H. Koven III, and Ronald Black. Mr. Washecka is the chairman of the Audit Committee and our Audit Committee financial expert as currently defined under applicable SEC rules. We believe that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with, the applicable requirements of the Nasdaq Stock Market and applicable SEC rules and regulations.

Compensation Committee

Our Compensation Committee reviews, recommends and approves policies relating to compensation and benefits of our officers and directors, administers our stock option and benefit plans and reviews general policy relating to compensation and benefits. Duties of the Compensation Committee include:

•	periodically reviewing and advising the Board of Directors on the Company’s overall compensation philosophy, policies and plans.
•	reviewing and approving corporate goals and objectives relevant to compensation of the chief executive officer and other executive officers;
•	evaluating the performance of the chief executive officer and other executive officers in light of those goals and objectives;
•	setting the compensation of the chief executive officer and other executive officers;
•	approving the issuance of stock options and other equity awards to executive officers and directors under our compensation plans, and administering such plans;
•	overseeing the risks related to our compensation policies and practices; and
•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter.

The current members of our Compensation Committee are Chris Fedde, who is the committee chair, Gustav H. Koven III and William Washecka. We believe that the composition of our Compensation Committee meets the criteria for independence under, and the functioning of our Compensation Committee complies with, the applicable requirements of the Nasdaq Stock Market and applicable SEC rules and regulations.

The Compensation Committee may, to the extent permitted by law, delegate any or all of its responsibilities to one or more subcommittees comprised of at least two members of the Compensation Committee.  In discharging its duties, the Compensation Committee has the authority to retain compensation consultants. The committee meets as often as it deems appropriate; provided however, that the committee meets at least annually with our chief executive officer and such other senior executives as the committee deems appropriate.

For a more detailed discussion of the Compensation Committee’s processes and procedures for considering and determining executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Gustav H. Koven III, who is the committee chair, Chris Fedde, Jean Schmitt and William Washecka. We believe that the composition of our Nominating and Corporate Governance Committee meets the criteria for independence under, and the functioning of our Nominating and Corporate Governance Committee complies with, the applicable requirements of the Nasdaq Stock Market and applicable SEC rules and regulations. The Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates, considers committee member qualifications, appointment and removal, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors and management.

Stockholder Nominations

The Nominating and Corporate Governance Committee reviews, evaluates and proposes prospective candidates for our Board of Directors and considers nominees recommended by stockholders. Stockholders wishing to submit nominations must notify us of their intention to do so as set forth under the “Stockholder Proposals or Nominations to be Presented at the 2012 Annual Meeting” section of this proxy statement.

Director Nominating Process

Our Board of Directors has established the following process for the identification and selection of candidates for director. The Nominating and Corporate Governance Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board to determine whether the Board would better be enhanced by the addition of one or more directors. This review includes, among other relevant factors in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills. The Nominating and Corporate Governance Committee, when considering diversity, gives strong consideration to a wide range of diversity factors as a matter of practice.

If the Nominating and Corporate Governance Committee determines that adding a new director is advisable, the Committee initiates a search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. The Nominating and Corporate Governance Committee considers all appropriate candidates proposed by management, directors and stockholders. Information regarding potential candidates is presented to the Nominating and Corporate Governance Committee, and the Committee evaluates the candidates based on the needs of the Board at that time. Potential candidates are evaluated according to the same criteria, regardless of whether the candidate was recommended by stockholders, the Nominating and Corporate Governance Committee, another director, Company management, a search firm or another third party.  Each candidate for director must have personal and professional integrity, demonstrate exceptional ability and judgment and shall be effective, in conjunction with other nominees and directors, collectively, in serving our and our stockholders’ long-term interests. The Nominating and Corporate Governance Committee then submits any recommended candidate(s) to the full Board of Directors for approval and recommendation to the stockholders.

Our Board of Directors is comprised of individuals with diverse experience at policy-making levels in a variety of businesses that are relevant to the Company’s activities. Each director was nominated on the basis of the unique experience, qualifications, attributes and skills that he brings to the Board, as well as how those factors blend with those of the others on the Board as a whole. For a discussion of these qualifications, attributes and skills, please see the information under “Proposal No. 1—Election of Directors.”

Communications with the Board

Our Board of Directors maintains a process for stockholders to communicate with the Board of Directors or individual directors as follows: Stockholders who wish to communicate with the Board of Directors or an individual director should direct written correspondence to our corporate secretary, Frederick Jorgenson, c/o AuthenTec, Inc., 100 Rialto Place, Suite 100, Melbourne, Florida 32901. Any such communication must contain (i) a representation that the stockholder is a holder of record of our common stock, (ii) the name and address, as they appear on our books, of the stockholder sending such communication and (iii) the number of shares of our common stock that are beneficially owned by such stockholder. The Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Board Leadership Structure

We currently have an independent chairman separate from our CEO.  Our Board of Directors believes it is important to maintain flexibility in its board leadership structure and has had in place different leadership structures over the past few years, including a lead independent director and a combined chairman and CEO, but firmly supports having an independent director in a board leadership position at all times. Having an independent chairman or independent lead director enables non-management directors to raise issues and concerns for board consideration without immediately involving management. The chairman or independent lead director also serves as a liaison between the board and senior management.

Board Oversight of Risk

Our Board of Directors recognizes that, although risk management is primarily the responsibility of our management team, our Board plays an important role in the oversight of risk. Our Board believes that an important part of its responsibilities is to assess the major risks we face and to review our options for monitoring and controlling these risks. Our Board assumes responsibility for our overall risk assessment. Our Audit Committee has specific responsibility for the guidelines and policies to govern the process by which risk assessment and management is undertaken and handled.  This includes our risk assessment and management policies, our major financial risk exposure and the steps taken by management to monitor and mitigate such exposure. Our Compensation Committee oversees the risks relating to our compensation policies and practices as well as management development and leadership succession. Our Board as a whole examines specific business risks on a company-wide basis as part of its regular strategic reviews.

In addition to periodic reports from our Audit Committee about risks, management discusses matters of particular importance or concern, including any significant areas of risk requiring Board attention, at meetings of Board of Directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics is available on our website at www.authentec.com. It is the Company’s intention to disclose any waivers of, or amendments to, the Code of Ethics on its website, www.authentec.com.

MANAGEMENT

The following table shows information about our current executive officers:

Name	Position	Age
Lawrence J. Ciaccia, Jr.*	Director and Chief Executive Officer	52

Philip L. Calamia	Chief Financial Officer	48

Anthony Iantosca	Sr. Vice President—Worldwide Operations	46

Frederick R. Jorgenson	Vice President—General Counsel	46

* As Mr. Ciaccia is also a member of our Board of Directors, relevant information pertaining to his positions with us and his business experience are set forth under “Proposal 1 — Election of Directors.”

Executive Officers:

Philip L. Calamia has served as Chief Financial Officer of the Company since August 2010. Mr. Calamia has been a principal in the consultancy firm CFO Navigator since December, 2009. From September, 2005 until December, 2009, Mr. Calamia was a partner of the consultancy firm Candor Partners (formerly known as PVG Corporation).  Prior to joining Candor, from May 2003 to September 2005, Mr. Calamia served as Chief Financial Officer of Management Recruiters, International, Inc., a global leader in the staffing solutions business, and a subsidiary of CDI Corp., a NYSE company.  From September 2002 to May 2003, Mr. Calamia was the Chief Financial Officer for Maxwell Systems, the leading provider in back office software for the construction and trade industry. Previously, Mr. Calamia also served in a number of financial management roles for US Interactive, a publicly traded professional services firm specializing in software and Internet based solutions. Mr. Calamia holds a Bachelor of Arts in Economics from East Stroudsburg University and is a Certified Public Accountant licensed in Pennsylvania (inactive status).

Anthony (Tony) Iantosca has been our Sr. Vice President of Worldwide Operations since August 2008. From 2005 to 2008, Mr. Iantosca served as our Vice President of Operations. He joined us as Director of Manufacturing Operations in August 2000. Prior to joining us, Mr. Iantosca was a director with Signetics Corporation from 1999 to August 2000. Prior to that, he was the Director of Operations for Catalyst Semiconductor Inc. from 1995 to 1999. Prior to joining Catalyst, Mr. Iantosca served as Director of Offshore Manufacturing for Cypress Semiconductor Corporation. Mr. Iantosca received an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University, an International MBA from the Hong Kong University of Science and Technology, and an Electronic Engineering diploma from the GTE Sylvania Technical School.

Frederick (Fred) R. Jorgenson has been our Vice President and General Counsel since November 2006. Prior to joining us, Mr. Jorgenson was Senior Counsel for intellectual property and licensing at Raytheon Company from October 2005 to November 2006. From April 2005 to October 2006, Mr. Jorgenson served as a consultant, after having served as the Chief Executive Officer of RJ Mears, LLC from January 2003 to April 2005. From October 2000 through January 2003, Mr. Jorgenson served as an Assistant General Counsel of Fujitsu Network Communications, Inc. Prior to October 2000, Mr. Jorgenson served as intellectual property and licensing counsel with Harris. Mr. Jorgenson received a BS degree in Electrical Engineering from Florida International University and a JD degree from Florida State University.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of April 25, 2010 certain information with respect to the beneficial ownership of our outstanding common stock by (i) each person or entity we know to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors and director-nominees, (iii) each of the named executive officers, and (iv) all directors and executive officers as a group.

The number of shares beneficially owned is based on the information contained in that certain Schedule 13D that was filed with the SEC on October 8, reporting initial beneficial ownership of our securities held by Sofinnova Capital IV FCPR (“Sofinnova”) and additional shares issued in satisfaction of UPEK Promissory Note. The stock reported as beneficially owned by Sofinnova also includes shares of stock beneficially owned by Sofinnova affiliates. Sofinnova Venture Partners VI LP and Sofinnova Venture Affiliates VI LP are affiliates of Sofinnova. Sofinnova’s address is 17 rue de Surène 75008 Paris,France.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, and subject to applicable community property laws, each of the persons named in this table has sole voting and investment power with respect to all the shares indicated as beneficially owned by such person. Unless otherwise indicated in this proxy statement, the address for each stockholder listed is c/o AuthenTec, Inc., 100 Rialto Place, Suite 100, Melbourne, FL 32901.

Name and Address of Beneficial Owner Outstanding (1)	Number of Shares Beneficially Owned	Denominator	Percent of Shares
5% Stockholders:
Sofinnova Capital IV FCPR (2)	5,446,679	43,686,661	12.5%
Named Executive Officers and Directors:
Lawrence J. Ciaccia, Jr (3)	386,475	44,073,136	*
F. Scott Moody (4)	985,056	44,479,162	2.2%
Anthony Iantosca (5)	250,676	43,937,337	*
Frederick Jorgenson (6)	195,432	43,882,093	*
Gustav H. Koven III (7)	136,524	43,739,536	*
William Washecka (8)	44,519	43,731,180	*
Ronald Black	961,708	43,686,661	2.2%
Chris Fedde (9)	45,875	43,730,536	*
Jean Schmitt	0	43,866,661	*
All directors and executive officers
as a group (9 persons) (10)	3,006,265	45,453,014	6.6%
*	Less than 1%
(1)
The percentage of shares beneficially owned was determined based on a fraction, the numerator of which is the sum of (a) the number of outstanding shares of common stock beneficially owned by such owner, (b) the number of shares issuable upon exercise of options beneficially owned by such owner and exercisable within 60 days of April 25, 2011 and (c) the number of restricted stock units which vest within 60 days of April 25, 2011, and the denominator of which is the sum of (a) 43,686,661 shares, which is the aggregate number of shares of common stock outstanding on April 25, 2011, (b) the aggregate number of shares of common stock issuable upon exercise of options beneficially owned by such owner and exercisable within 60 days of April 25, 2011, and (c) the number of restricted stock units which vest within 60 days of April 25, 2011.

(2)
The number of shares beneficially owned is based on the information contained in that certain Amendment No. 1 to Schedule 13D that was filed with the SEC on April 28, 2011, reporting beneficial ownership of our securities held by Sofinnova Capital IV FCPR (“Sofinnova”).  Sofinnova owns these shares directly, however, Sofinnova Partners SAS, the management company of Sofinnova (“SP SAS”), may be deemed to have sole power to vote and dispose these shares, and Denis Lucquin, Antoine Papiernik, and Monique Saulnier, the managing partners of SP SAS, may be deemed to have shared power to vote and to dispose these shares  Sofinnova’s address is 17 rue de Surène, 75008 Paris, France.

(3)	Includes 386,475 shares of stock issuable upon exercise of options and restricted stock units that are vested or will vest within 60 days of April 25, 2011.
(4)	Includes 792,501 shares of stock issuable upon exercise of options and restricted stock units that are vested or will vest within 60 days of April 25, 2011.
(5)	Includes 250,676 shares of stock issuable upon exercise of options and restricted stock units that are vested or will vest within 60 days of April 25, 2011.
(6)	Includes 195,432 shares of stock issuable upon exercise of options and restricted stock units that are vested or will vest within 60 days of April 25, 2011.

(7)	Includes 52,875 shares of stock issuable upon exercise of options and restricted stock units that are vested or will vest within 60 days of April 25, 2011.
(8)	Includes 44,519 shares of stock issuable upon exercise of options that are vested or will vest within 60 days of April 25, 2011.
(9)	Includes 43,875 shares of stock issuable upon exercise of options that are vested or will vest within 60 days of April 25, 2011.
(10)	Includes 1,766,353 shares of stock issuable upon exercise of options that are vested or will vest within 60 days of April 25, 2011.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of AuthenTec, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Chris Fedde, Chairman
Gustav H. Koven III
William Washecka

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the paragraphs that follow, we will provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Summary Compensation Table” is a series of tables containing specific information about the compensation earned or paid in 2010 to the following individuals, whom we refer to as our named executive officers:

•	Lawrence J. Ciaccia, Jr., our Chief Executive Officer
•	F. Scott Moody, our former Chief Executive Officer
•	Philip L. Calamia, our Chief Financial Officer
•	Gary R. Larsen, our former Chief Financial Officer
•	Anthony Iantosca, our Senior Vice President – Worldwide Operations
•	Frederick Jorgenson, our Vice President – General Counsel

Compensation Philosophy and Objectives

The primary goals of the Compensation Committee of our Board of Directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, which ultimately increases value for our stockholders.  We believe that, in order to achieve this objective, our compensation program must

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent;
•	recognize and reward individual initiative and achievement by providing significant upside opportunities for exceptional performance;

•	directly link a significant portion of executive compensation to the Company’s achievement of short-term and long-term goals and performance; and
•	closely align our executives’ interests with those of our stockholders by making stock-based incentives a core element of our compensation program.

To achieve these goals, we compensate our executive officers with a mix of salary, variable compensation and equity awards.  We intend to implement and maintain compensation plans that tie a substantial portion of our executives’ overall compensation to achievement of corporate goals and value-creating milestones, such as the development of our products, the establishment and maintenance of key strategic relationships, reaching sales and marketing targets and the growth of our customer base, as well as our financial and operational performance, as measured by metrics such as revenue and profitability.

Role of the Compensation Committee

Our Compensation Committee assists our Board of Directors in discharging its responsibilities relating to compensation of our executive officers.  The Compensation Committee reviews and approves on an annual basis all compensation that is payable to our executive officers, including base salaries, cash bonuses and equity grants.  Each of the members of our Compensation Committee is independent as that term is defined under the listing standards of the Nasdaq Exchange and the director independence standards adopted by our Board.  We believe that their independence from management allows the Compensation Committee members to provide objective consideration of various elements that could be included in an executive compensation program and apply independent judgment about which elements and designs best achieve our compensation objectives.

In the past, we have utilized the services of a compensation consultant to review our policies and procedures with respect to executive compensation, and to provide market data regarding competitive pay practices. In 2010, we engaged Radford, an independent compensation consultant to review our compensation program, to conduct market comparisons, and to make recommendations regarding suggested changes to our executive compensation program.  The Compensation Committee used this information as a guide in determining base salary adjustments and long-term incentive award levels for our named executive officers in 2010.

Market Data

With Radford’s assistance, we collected and analyzed competitive market data to be used as a resource in setting 2010 compensation levels.  Data sources included public company proxy statements as well as published compensation surveys and other surveys that have benchmark compensation information.  The survey companies that provide the most appropriate benchmark comparisons for us are those companies that generally have similar annual revenues and operating characteristics, such as semiconductor companies or other high tech companies.  For 2010, we reviewed compensation data of the following companies for these purposes:

Advanced Analogic Technologies	Mindspeed Technologies
California Micro Devices	Mosys
Cirrus Logic	Netlogic Microsystems
Cyberoptics	Pericom Semiconductor
EADS North America Test and Services	Photon Dynamics (an Orbotech company)
Electro Scientific Industries	PLX Technology
Entropic Communications	Quicklogic
Exar	Rambus
FSI International	Towerjazz
Intevac	Trident Microsystems
Kokusai Semiconductor Equipment	Ultratech
Mattson Technogoly	Volterra
Microtune	Zilog

 For 2010, we did not target any specific percentile ranking for total compensation for our named executive officers.  Our objective going forward, however, is to provide competitive total compensation opportunities to our executive officers at approximately the median level relative to our peer group.

Elements of Compensation

The compensation received by our executive officers consists of the following elements:

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the semiconductor industry. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual experience, responsibilities and overall performance. Salaries for executive officers are set annually by the Compensation Committee, after considering the recommendations of the Chief Executive Officer (except that the Chief Executive Officer does not make recommendations with respect to his own salary). The criteria for determining base salary are subjective rather than objective, and in the past have included how the executive has contributed to our company’s revenue and operating net income, and how the executive has carried out the responsibilities of his position.

In March 2010 our Board of Directors approved a salary increase for Mr. Jorgenson in the amount of $25,450, bringing his current annual compensation to $205,000, in recognition of his significant contributions toward the successful resolution in 2009 of several legal proceedings involving the company.

Following a voluntary reduction in salaries by the executive officers in 2009, our Board of Directors, upon the recommendation of the Compensation Committee, reinstated the annual salaries for all executive officers to their 2008 levels, effective April 2010.  Mr. Moody’s annual salary was reinstated to $295,000; and the annual salaries for our other executive officers once again ranged from $195,300 to $226,800.

In August 2010, our Board of Directors, upon the recommendation of the Compensation Committee, approved merit increases for Mr. Moody and the executive officers.  Mr. Moody received a 3 percent increase, bringing his annual salary to $303,900; Mr. Ciaccia received a 10.3 percent increase which included a promotion to President and Chief Operating Officer, bringing his annual salary to $250,000; and Mr. Iantosca received a 7.5 percent increase, bringing his annual salary to $210,000.  Mr. Larsen did not receive a salary increase before his departure from the company in August 2010.

In September 2010, Mr. Moody departed the company and Mr. Ciaccia assumed the role of Chief Executive Officer with a base salary of $304,000.

Philip Calamia joined the Company as Interim Chief Financial Officer in August, 2010.  From August 2010 through February 2011, the Company paid a third party consulting firm for his services.

Annual Incentive Bonus. In addition to base salaries, our Compensation Committee has the authority to award annual incentive bonuses to our executive officers. The annual incentive bonuses are intended to compensate officers for achieving corporate goals and for achieving what the committee believes to be value-creating milestones. In prior years, each executive officer was eligible for an annual bonus up to an amount equal to a specified percentage of such executive officer’s salary. The target percentages were set at levels that, upon achievement of the targets, were likely to result in bonus payments that our Compensation Committee believed to be at or near the median for target bonus amounts for comparable companies in our industry.

Given the economic conditions and the need to reduce expenses, our Compensation Committee determined that there would not be a annual incentive bonus opportunity for executive officers in connection with performance in 2010,  but would rely on longer-term equity compensation to provide incentive strategically align our executive officers’ compensation with the interests of our stockholders.

Long-Term Incentive Program. We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock options and performance-based stock-based awards. Our equity compensation plans have been established to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders. Our Compensation Committee believes that the use of stock options and performance-based stock-based awards offers the best approach to achieving our compensation goals. While we have not adopted stock ownership guidelines, our equity compensation plans have provided the principal method for our executive officers to acquire a meaningful ownership interest in the company.

We typically grant options to individuals, including our executive officers, as part of their commencement of employment, and the amount of options is based upon the individual’s role and level of compensation. Additionally, we believe it is important that our executives and other employees have a certain amount of unvested stock options to provide incentives for them to continue their employment with the company.  As such we typically grant new options on an annual basis. Equity awards to our staff are typically granted on the first trading day of the month following approval by our Compensation Committee. We do not have a program or practice of coordinating the timing of our equity grants with the release of material non-public information.

Stock Options

Each year, we normally issue a broad based equity grant to the majority of our employees. Our Compensation Committee believes that these annual equity grants are important both for aligning the interests of our employees with stockholders, as well as for the retention of our employees, since new grants are unvested and typically require the employees to remain with the company for several years in order for the awards to vest and become exercisable. In determining the overall size of the 2010 annual grant, the Compensation Committee reviewed competitive market data for similarly situated companies provided by Radford, and also considered the  company’s estimated burn rate of shares under its equity incentive plans. The Compensation Committee reviewed the competitive market data, and refined the size of individual employee grants by considering the employee’s job performance and the number of unvested shares held by the employee.

As a part of our 2010 annual equity grants, in August of 2010, the Compensation Committee granted stock options to purchase an aggregate of 150,000, 125,000, 65,000 and 35,000 shares of common stock that vest over a four year period to Messrs. Moody, Ciaccia, , Iantosca, and Jorgenson, respectively.  The size of these awards was determined by the Compensation Committee with an objective of providing long-term incentive opportunities to the named executive officers at approximately the 50th percentile relative the Company’s peer group, using a blended analysis that considered the Black-Scholes grant date value of awards, the aggregate number of shares underlying awards, and the number of shares relative to total outstanding shares,  This analysis was combined with a subjective assessment of each individual’s performance and contributions to the Company during the past year.   In September 2010, Mr. Ciaccia was granted additional stock options to purchase 125,000 shares of common stock for his promotion to Chief Executive Officer.

The Compensation Committee has not yet determined the size, or the timing, of the annual grant for 2011.

Performance-Based Restricted Stock Units

In early 2009, the Compensation Committee evaluated our performance-based equity compensation program in consideration of several factors, including the state of the company and industry and the elimination of the discretionary cash bonus in 2009. The Compensation Committee determined that an award of performance-based restricted stock units (RSUs) to the named executive officers and other employees was appropriate, and that the performance goals for such awards would be based on corporate revenue and net income levels for the 2009 and 2010 fiscal years. In accordance with this evaluation, on April 1, 2009, the Compensation Committee granted an aggregate of 75,000, 53,000, 42,500, 42,500 and 25,000 performance-based restricted stock units, to Messrs. Moody, Ciaccia, Larsen, Iantosca, and Jorgenson, respectively. Fifty percent of these awards could be earned in 2009 and fifty percent in 2010, based on the company’s achievement of a revenue goal and an operating income goal for each year.  Of the amount that could be earned for each year, 75% could be earned based on achievement of the revenue goal and 25% could be earned based on achievement of the operating income goal.  If at least 80% of the revenue goal or operating income goal of a loss no grader than $1 million was achieved, then 50% of the RSUs associated with the respective goal would be earned.  If 100% of the revenue goal or operating income goal was achieved, then 100% of the RSUs associated with the respective goal would be earned.  Achievement between 80% and 100% of the performance goals will result in the RSUs being earned at between 50% and 100%, interpolated on a straight-line basis.

For 2009, the Compensation Committee determined that the performance goals were not achieved, and therefore the RSUs attached to 2009 performance were not earned and were cancelled.

For 2010, the Compensation Committee determined that the targets would be stretch goals designed to motivate management to explore opportunities for growth through strategic M&A.  Accordingly, the revenue goal for 2010 was set -- above internal targets-- at $52 million, and the operating income goal for 2010 was breakeven. The management was diligent in pursuing M&A opportunities which resulted in two acquisitions in 2010 – a division of SafeNet was acquired in February 2010, and UPEK, Inc. was acquired in September 2010.  The revenue for 2010 of $44.7 million was above the 80% threshold, while the operating income goal was not met.  The 2010 financial results yielded a payout of 48.56% for the executive officers, or 12,688, 10,319, and 6,700 shares for Mssrs. Ciaccia, Iantosca and Jorgenson, respectively.

Employment Agreements, Severance and/or Change-in-Control Benefits. We have employment agreements with each of our named executive officers that entitle them to certain severance and/or change of control benefits, the terms of which are described below under “Change of Control Arrangements.” We believe these severance and/or change-in-control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.  On September 3, 2010, the Board of Directors, upon recommendation by the Compensation Committee approved a new employment contract for Mr. Ciaccia for his role as Chief Executive Officer of the company. See below under “Employment Arrangements with Named Executive Officers” and “Change of Control Arrangements” for a complete description of the terms of such agreements.

Other Compensation. As noted above, we have employment agreements with each of our other executive officers.  We intend to continue to maintain the current benefits and perquisites for our executive officers set forth in their employment agreements and under existing company compensation policies; however, our Compensation Committee, in its discretion, may in the future revise, amend or add to the benefits and perquisites of any executive officer if it deems it advisable. The material terms of our employment agreements with our named executive officers are described below under “Employment Arrangements with Named Executive Officers.”

Risk Assessment Related to Compensation Policies and Practices.  We have reviewed the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the company.  Specifically, management compiled an inventory of all incentive compensation arrangements applicable to our employees at all levels, which were summarized and reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate material business risks to the company, and to ensure retention of employees and achievement of the Company’s objectives. We also have periodically engaged outside consultants who have assisted the Company in comparing its compensation plans to other companies in the semiconductor industry and also to other smaller public companies. We concluded that our compensation plans, programs and policies do not encourage employees to take risks that are reasonably likely to have a material adverse effect on our long-term well-being.

Summary Compensation Table

The following table summarizes the compensation earned during 2008, 2009 and 2010 by our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers for services rendered to us in all capacities. We refer to these officers as our Named Executive Officers.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)		($)
Lawrence J. Ciaccia, Jr.	2010	244,529	—	—	275,123	4,881		524,533
Chief Executive Officer (4)	2009	208,482	—	83,960	62,889	1,301		356,632
	2008	220,333	42,508	136,625	519,392	688		919,546

F. Scott Moody,	2010	251,564	—	—	174,788	911,619		1,337,971
Chief Executive Officer, former (5)	2009	271,173	—	114,000	94,439	9,881		489,493
	2008	287,520	60,844	197,856	558,051	17,345		1,121,616

Philip L. Calamia,	2010	—	—	—	—	136,597	(6)	136,597
Chief Financial Officer (6)	2009	—	—	—	—	—		—
	2008	—	—	—	—	—		—

Gary R. Larsen,	2010	153,588	—	—	—	278		153,866
Chief Financial Officer, former (7)	2009	188,626	—	64,600	40,835	446		294,507
	2008	199,360	25,640	81,696	148,761	611		456,068

Anthony Iantosca,	2010	197,949	—	—	75,737	415		274,101
Sr. Vice President—Worldwide Operations	2009	187,413	—	67,260	49,515	443		304,631
	2008	189,463	24,366	95,250	390,366	576		700,021

Frederick Jorgenson,	2010	269,127	—	—	40,782	418		310,327
Vice President—General Counsel	2009	181,367	—	38,000	33,834	426		253,627
	2008	183,631	19,680	68,266	142,710	553		414,840
(1)
Represents the grant date fair value of performance-based restricted stock units granted to our named executive officers, as estimated pursuant to FASB ASC Topic 718 for the applicable fiscal year. Grant date fair value is calculated based on the closing market price of the underlying shares on the date of the grant and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures. The actual value realized from these awards by our executive officers will depend on the achievement of specified performance objectives.

(2)
Represents the grant date fair value of stock options granted to our named executive officers, as estimated pursuant to FASB ASC Topic 718 for the applicable fiscal year.   Grant date fair value is calculated based on the Black-Scholes option pricing mode.  For information regarding the assumptions used in determining the grant date fair value, see Note 9 to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on March 17, 2011.

(3)
For 2010, reflects group life insurance premiums paid by us on behalf of Messrs. Ciaccia, Moody, Larsen, Iantosca and Jorgenson, and an auto lease allowance and miscellaneous reimbursements for Mr. Moody.  In addition, for Mr. Moody, reflects a severance benefits on account of his termination, consisting of the following amounts: (i) a severance payment of $706,568, (ii) a pro rata bonus payment of $111,430, and (iii) the cost of continuation of group health and other benefits for a period of 18 months  of $28,297.

(4)	Mr. Ciaccia was appointed Chief Executive Officer effective September 3, 2010.
(5)	Mr. Moody’s employment with the company was treated as a termination without cause and his employment ceased on September 10, 2010.
(6)
Philip Calamia joined the Company as Interim Chief Financial Officer effective August 30, 2010.  During 2010, Mr. Calamia was not employed directly by the Company but was an independent contractor of CMF Associates, LLC (“CMF Associates”).  The Company paid CMF Associates on account of Mr. Calamia’s services a monthly fee of $29,000. The Company also paid housing expenses of $10,000 and travel expenses of $7,987.

(7)	Mr. Larson resigned from the Company effective August 15, 2010.

Grants of Plan-Based Awards in 2010

The following table provides information regarding grants of plan-based awards to our named executive officers during 2010.

		All Other		Grant Date
		Option Awards:		Fair Value of
		Number of	Exercise or Base	Stock and
		Securities	Price of Option	Option
	Grant	Underlying	Awards	Awards
Name	Date	Options(#)	($/Sh)	($)(1) (2)
Lawrence J. Ciaccia, Jr.	8/2/2010	125,000	$1.88	$145,648
	10/1/2010	125,000	1.71	129,475

F. Scott Moody	8/2/2010	150,000	1.88	174,778

Philip Calamia		-	-	-

Gary Larsen		-	-	-

Anthony Iantosca	8/2/2010	65,000	1.88	75,737

Frederick Jorgenson	8/2/2010	35,000	$1.88	$40,782

(1)
The options vest based upon continued service over the four year period, with the first 25% vesting on the one-year anniversary of the grant date, and the remainder in equal quarterly installments thereafter.

(2)
Represents the grant date fair value as estimated pursuant to FASB ASC Topic 718, based on the Black-Scholes option pricing mode.  For information regarding the assumptions used in determining the grant date fair value, see Note 9 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on March 17, 2011.

Employment Arrangements with Named Executive Officers

F. Scott Moody. In June 2007, we entered into an employment agreement with Mr. Moody, our former Chief Executive Officer. Pursuant to his employment agreement, Mr. Moody was entitled to an annual base salary, subject to adjustment by the Board, and was also guaranteed a minimum target bonus opportunity of at least 55% of his base salary.  Mr. Moody was eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.  His employment agreement also provided other benefits, such as insurance, certain legal fee payments, an annual membership in an airline travel club, and a car allowance.  Additionally, Mr. Moody’s employment agreement provided for a tax gross up on separation payments.

Mr. Moody departed the company in September 2010, and received a separation package consistent with the terms of his employment agreement. The amounts paid pursuant to the separation package are discussed in the Summary Compensation Table and in the Potential Payments on Termination or Change in Control section below.  After terminating employment, Mr. Moody continued his role as a Board member.

Lawrence J. Ciaccia, Jr. In connection with his promotion to Chief Executive Officer in September 2010, the Company and Mr. Ciaccia entered into a new employment agreement, providing for a base salary of $304,000, subject to adjustment by the Board.  His employment agreement provides for a guaranteed a minimum target bonus opportunity of at least 55% of his base salary.  Mr. Ciaccia is eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The employment agreement also provides Mr. Ciaccia with certain severance and change-in-control benefits, which are discussed in the Potential Payments on Termination or Change in Control section below. He is also subject to our standard non-disclosure and non-competition agreement.

Gary R. Larsen. Mr. Larsen departed the company in August 2010.  Prior to his departure, his employment was governed by his December 2006, employment agreement as our Chief Financial Officer. His employment agreement provided for a base salary, participation in our bonus plan and participation in our general employee benefit plans in accordance with the terms and conditions of such plans.  His employment agreement provided for severance payments in certain events, but because he terminated his employment voluntarily effective August 15, 2010, Mr. Larsen received no severance payment.

Philip J. Calamia.  In August 2010, the company contracted with CFM Associates, LLC, a third party consulting firm, for the services of Mr. Calamia as the company’s Interim Chief Financial Officer. At that time, Mr. Calamia was not employed by the company.  Pursuant to an agreement with CFM Associates, LLC, the company paid CFM Associates, LLC a monthly fee of $29,000, plus additional reimbursements for Mr. Calamia’s necessary expenses.

On February 28, 2011, Philip L. Calamia was appointed as Chief Financial Officer of AuthenTec. Pursuant to Mr. Calamia’s offer letter, Mr. Calamia is entitled to an annual base salary of $235,000, subject to annual review, plus a performance-based annual variable compensation target opportunity equal to 45% of his annual base salary.  Mr. Calamia is also entitled to reimbursement of transition expenses not to exceed $40,000 to cover, among other things, temporary living, rental cars and airfare, and a relocation package to be mutually agreed upon by the Company and Mr. Calamia at a future date.  Mr. Calamia is also entitled to participate in all incentive, savings and welfare benefit plans generally made available to executive officers of the Company.

Mr. Calamia was also granted a stock option to purchase 200,000 shares of the Company’s common stock at a strike price equal to the closing price of the Company’s common stock on March 1, 2011.  This stock option grant was granted under the Company’s 2010 Incentive Plan and will vest over four years (25% on February 28, 2012 and 6.25% per every quarter thereafter), subject to the terms and conditions set forth in the Company’s regular stock option agreement.

Anthony Iantosca. On April 3, 2009, we entered into an employment agreement with Mr. Iantosca, our Senior Vice President of Worldwide Operations. Mr. Iantosca’s employment agreement provides for a base salary, participation in our bonus plan and participation in our general employee benefit plans in accordance with the terms and conditions of such plans.  Mr. Iantosca’s employment agreement also provides for certain separation payments, which are discussed in the Potential Payments on Termination or Change in Control section below. He is also subject to our standard non-disclosure and non-competition agreement.

Frederick R. Jorgenson. In November 2006, we entered into an employment agreement with Mr. Jorgenson, our Vice President and General Counsel. Mr. Jorgenson’s employment agreement provides for a base salary, participation in our bonus plan and participation in our general employee benefit plans in accordance with the terms and conditions of such plans.  Mr. Jorgenson’s employment agreement also provides for certain separation payments, which are discussed in the Potential Payments on Termination or Change in Control section below. He is also subject to our standard non-disclosure and non-competition agreement.

Outstanding Equity Awards at December 31, 2010

The following table provides information concerning outstanding equity awards as of December 31, 2010, by each of our named executive officers.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options
Name	Grant Date	Exercisable (#)		Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
F. Scott Moody	8/25/2003	817,541	(1)	-	0.20	6/1/2013
	6/29/2006	242,228	(1)	-	2.84	5/28/2016
	2/21/2007	41,669	(2)	-	6.00	2/20/2017
	6/2/2008	76,875	(2)	-	13.74	6/1/2018
	4/1/2009	67,402	(2)	-	1.52	3/31/2019
	4/1/2009	12,300	(2)	-	1.52	3/31/2019
	4/1/2009						18,210	45,525
	8/2/2010	56,250	(2)	-	1.88	8/1/2020
	9/16/2010	-	(1)	18,334	1.71	9/15/2020

Lawrence J. Ciaccia, Jr.	2/24/2005	207,329	(1)	-	0.60	2/23/2015
	2/21/2007	15,036	(1)	655	6.00	2/20/2017
	3/3/2008	2,921	(1)	1,329	9.78	2/11/2018
	6/2/2008	31,250	(1)	18,750	13.74	6/1/2018
	6/3/2008	6,250	(1)	3,750	13.43	6/1/2018
	8/1/2008	8,437	(1)	6,563	7.31	7/31/2018
	10/1/2008	8,437	(1)	6,563	2.21	7/31/2018
	1/2/2009	8,437	(1)	6,563	1.84	7/31/2018
	3/2/2009						1,250	3,125
	4/1/2009						12,869	32,173
	4/1/2009	26,819	(1)	37,201	1.52	3/31/2019
	4/1/2009	4,750	(3)	4,750	1.52	3/31/2019
	8/2/2010	-	(1)	125,000	1.88	8/1/2020
	10/1/2010	-	(1)	125,000	1.71	8/1/2020

Anthony Iantosca	2/24/2005	11,719	(1)	-	0.60	3/1/2015
	2/21/2007	17,626	(1)	1,139	6.00	2/20/2017
	4/26/2007	25,833	(1)	3,334	6.00	4/25/2017
	3/3/2008	3,150	(1)	1,850	9.78	2/11/2018
	6/2/2008	22,500	(1)	13,500	13.74	6/1/2018
	6/3/2008	5,625	(1)	3,375	13.43	6/1/2018
	8/1/2008	5,625	(1)	4,375	7.31	7/31/2018
	10/1/2008	5,625	(1)	4,375	2.21	7/31/2018
	1/2/2009	5,625	(1)	4,375	1.84	7/31/2018
	3/2/2009	3,000	(3)	3,000	1.36	3/1/2019
	4/1/2009	5,625	(1)	4,375	1.52	3/31/2019
	4/1/2009	15,931	(1)	26,554	1.52	3/31/2019
	6/2/2008						438	1,095
	4/1/2009						438	1,095
	4/1/2009						10,319	25,798
	8/2/2010	-	(1)	65,000	1.88	8/1/2020

Frederick Jorgenson	11/13/2006	116,884	(1)	-	2.84	11/13/2016
	2/21/2007	7,478	(1)	326	6.00	2/20/2017
	3/3/2008	3,437	(1)	1,563	9.78	2/11/2018
	6/2/2008	8,750	(1)	5,250	13.74	6/1/2018
	6/2/2008						312	780
	6/3/2008	2,187	(1)	1,313	13.43	6/1/2018
	3/2/2009	2,000	(3)	2,000	1.36	3/1/2019
	4/1/2009	13,481	(1)	22,469	1.52	3/31/2019
	4/1/2009						6,070	15,175
	8/2/2010	-	(1)	35,000	1.88	8/1/2020
(1)	Options vest 25% one year from the date of grant, with the remaining vesting in equal quarterly installments over a three-year period.
(2)	Options vested as of the date of Mr. Moody’s termination of employment (September 10, 2010).
(3)	Options vest 50% one year from the date of grant, with the remaining 50% vesting in two years from the date of grant.
(4)	Restricted stock units are eligible to vest 25% annually over a four year period based on specific performance goals that were achieved in 2010.
(5)
The market value is calculated by multiplying the closing price ($2.50) of our common stock on the NASDAQ Global Market on December 31, 2010, the last trading day of fiscal 2010, by the number of restricted stock units that had not vested.

Option Exercises and Stock Vested

The following table provides information concerning all option awards exercised and value realized upon exercise, by the named executive officers during 2010.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
F. Scott Moody	50,000	$78,500
Gary R. Larsen	16,555	11,105

There were no stock awards vested for our named executive officers during 2010.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the fiscal year ended December 31, 2010.

Nonqualified Deferred Compensation

Our named executive officers did not earn any nonqualified compensation benefits from us during the fiscal year ended December 31, 2010.

Potential Payments upon Termination or Change of Control Arrangements

As described above in the narrative following the “Grants of Plan-Based Awards in 2010” table, we have employment agreements with our named executive officers, which, among other things, provide benefits to the executives in the event of a termination of employment under certain circumstances.  The following tables and narrative disclosure summarize the compensation and benefits that would be payable to each of the named executive officers if they had terminated employment on December 31, 2010, either in connection with a change in control or separate from a change in control.  For Mr. Moody and Mr. Larsen, the actual payments and benefits, if any, they received upon their actual termination of employment in 2010 are described.

F. Scott Moody

Mr. Moody’s employment with the company was terminated without cause and his employment ceased on September 10, 2010.   In connection with his termination, Mr. Moody received severance benefits under the terms of his existing employment agreement and pursuant to a Separation and Transition Services Agreement consisting of (i) a severance payment of $706,568, (ii) a pro rata bonus payment of $111,430, and (iii) continuation of group health and other benefits for a period of 18 months.  Unvested equity awards held by Mr. Moody that would have vested within 18 months following the Date of Separation became vested and will remain outstanding and exercisable during the period Mr. Moody continues to serve on the Board of Directors, and for a period of 12 months following his termination of service from the board, or until the earlier expiration of the original term of the award.

Lawrence J. Ciaccia, Jr.

Our employment agreement with Mr. Ciaccia, our current Chief Executive Officer, provides that if Mr. Ciaccia’s employment is terminated by the company without cause, or if he is constructively terminated, he will be entitled to receive all unpaid accrued obligations up to termination and a pro-rata portion of his bonus for the current year.  He is also entitled to a severance payment equal to 1.5 times the sum of (i) the greater of his then-current salary or his base salary for the prior year plus (ii) the greater of his target bonus opportunity for the current year or the actual bonus for the most recent fiscal year.  He is also entitled to a lump sum payment of the cost of 18 months of the continuation of his then-current group health and dental insurance benefits.  In addition, the vesting of his unvested options will accelerate as to the amount of shares that would have otherwise vested over the next 24 months.

In addition to the above, if the involuntary termination without cause or constructive termination occurs in connection with a change in control or within six months prior to a change in control or within twenty-four months after the change in control, Mr. Ciaccia’s equity awards outstanding prior to the change in control will immediately become vested.  Generally, Mr. Ciaccia will have 12 months from the termination date to exercise any or all vested option shares.

The following table describes the potential payments to Mr. Ciaccia, assuming he were to be terminated  as of December 31, 2010 (the last business day of our 2010 fiscal year) without cause or through constructive termination,  both in connection with a change in control and absent a change in control:

	Change in control			No Change in control
Name	Salary and Bonus (1)	Equity Acceleration (2)(4)	Benefits (3)	Salary and Bonus (1)	Equity Acceleration (2)(5)	Benefits (3)
Lawrence J. Ciaccia, Jr.	$706,800	$198,841	$28,582	$706,800	$150,487	$28,582

(1)	Represents a lump-sum payment equal to 1.5 times the sum of his current base salary plus his 2010 target bonus opportunity of $167,200 bonus
(2)
Calculated based on a change in control taking place as of December 31, 2010 and assuming a price per share of $2.50, which was the closing price of our common stock as of December 31, 2010 as reported on the NASDAQ Global Market.

(3)	Represents a lump-sum payment of the cost of 18 months of COBRA and dental health benefits.
(4)	Represent immediate vesting of all outstanding equity awards.
(5)	Represent an additional 24 months of accelerated equity vesting.

Gary R. Larsen

Mr. Larsen voluntarily terminated his employment in August 2010, and was not paid any severance amount.

Philip J. Calamia

Mr. Calamia was not an employee of the company during 2010.  Accordingly, he was not entitled to any separation or change in control payments in 2010.

Anthony Iantosca

Under our employment agreement with Mr. Iantosca, our Senior Vice President—Worldwide Operations, if we terminate Mr. Iantosca’s employment at any time, without cause or if he is constructively terminated, he will also be entitled to receive a lump-sum severance payment equal to nine months of his then-current salary plus 9/12 of his annual bonus as most recently paid by the company for the period immediately preceding the year of termination.  He is also entitled to a lump-sum payment of an amount equal to the cost of nine months of continuation of his then-current group health insurance benefits.  Additionally, any equity awards will immediately accelerate in vesting as to that amount of shares that would have vested during the next 9 months.

In addition to the above, if the involuntary termination without cause or constructive termination occurs within 12 months following a change in control, Mr. Iantosca’s equity awards will immediately accelerate in vesting as to that amount of shares that would have vested during the next twenty-four months following the change in control. Mr. Iantosca shall have nine months from the termination date to exercise any or all vested option shares. Should Mr. Iantosca remain employed for 12 months following the change in control, he will receive an immediate 12 months of accelerated vesting.

The following table describes the potential payments to Mr. Iantosca, assuming he were to be terminated  as of December 31, 2010 (the last business day of our 2010 fiscal year) without cause or through constructive termination,  both in connection with a change in control and absent a change in control:

	Change in control			No Change in control
Name	Salary and bonus (1)	Equity Acceleration (2)(3)	Benefits (4)	Salary (1)	Equity Acceleration (2)(5)	Benefits (4)
Anthony Iantosca	$146,475	$111,739	$14,291	$146,475	$42,881	$14,291

(1)	Represents nine months of continued salary and 9/12ths of Mr. Iantosca’s most recently paid annual bonus.
(2)
Calculated based on a change in control taking place as of December 31, 2010 and assuming a price per share of $2.50, which was the closing price of our common stock as of December 31, 2010 as reported on the NASDAQ Global Market.

(3)	Represents an additional 24 months of vesting of outstanding options and restricted stock units.
(4)	Represents a lump-sum payment of the cost of 9 months of COBRA and dental health benefits.
(5)	Represents an additional 9 months of vesting of outstanding options and restricted stock units.

Frederick Jorgenson

Our employment agreement with Mr. Jorgenson, our General Counsel, provides that, if we terminate Mr. Jorgenson’s employment at any time without cause or if he is constructively terminated, he will be entitled to receive severance pay equal to nine months continuation of his then-current salary plus 9/12 of his annual bonus as most recently paid by the company for the period immediately preceding the year of termination. He is also entitled to a lump-sum payment of an amount equal to the cost of nine months of continuation of his then-current group health insurance benefits.

In addition, if the involuntary termination without cause or constructive termination occurs within 12 months following a change in control, Mr. Jorgenson’s equity awards will immediately accelerate in vesting as to that amount of shares that would have vested during the next twenty-four months following the change in control. Mr. Jorgenson shall until December 31 of the year in which the exercise period terminates (or 90 days after the termination of the exercise period, whichever is later) to exercise any or all vested option shares. Should Mr. Jorgenson remain employed for 12 months following the change in control, he will receive an immediate 12 months of accelerated vesting of all equity awards.

The following table describes the potential payments to Mr. Jorgenson, assuming he were to be terminated  as of December 31, 2010 (the last business day of our 2010 fiscal year) without cause or through constructive termination,  both in connection with a change in control and absent a change in control:

	Change in control			No Change in control
Name	Salary and bonus (1)	Equity Acceleration (2)(3)	Benefits (4)	Salary (1)	Equity Acceleration (2)	Benefits (4)
Frederick Jorgenson	$153,750	$65,026	$14,291	$153,750	N/A	$14,291

(1)	Represents nine months of continued salary.
(2)	Calculated based on a change in control taking place as of December 31, 2010 and assuming a price per share of $2.50, which was the closing price of our common stock as of December 31, 2010 as reported on the NASDAQ Global Market.
(3)	Represents an additional 24 months of vesting of outstanding options and restricted stock units.
(4)	Represents a lump-sum payment of the cost of 9 months of COBRA and dental health benefits.

Employee Confidentiality and Non-Competition Arrangements

We enter into agreements with all of our employees containing confidentiality provisions. Each of our executive officers is subject to a non-competition agreement.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2010 were Chris Fedde, Gustav H. Koven III and William Washecka.  None of the members of the Compensation Committee are or have been an officer or employee of AuthenTec. During fiscal 2010, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2010, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on our Compensation Committee or Board of Directors.

DIRECTOR COMPENSATION

Our non-employee directors receive payment for their services as directors in a combination of cash and stock options. Our non-employee directors receive an annual retainer of $35,000, payable quarterly. Beginning in 2010, the Chairman of the Board receives an additional annual retainer of $20,000. In addition, the chairperson of our audit committee receives an annual retainer of $15,000, and each director serving on the audit committee in a non-chairperson capacity receives an annual retainer of $7,500. The chairperson of our Compensation Committee receives an annual retainer of $9,000, and each director serving in a non-chairperson capacity on the Compensation Committee receives an annual retainer of $4,500. The chairperson of our nominating committee receives an annual retainer of $6,500, and each director serving in a non-chairperson capacity on the nominating committee receives an annual retainer of $2,000. In 2010, our Board of Directors established Mergers and Acquisitions (“M&A”) Committee chartered to oversee the Company’s  M&A activities. The chairperson of our M&A Committee receives an annual retainer of $9,000, and each director servicing on the M&A Committee in a non-chairperson capacity receives an annual retainer of $4,500. The annual retainers payable for committee service are payable on a quarterly basis.  Under our director compensation policy, we reimburse non-employee directors for reasonable expenses in connection with attendance at board and committee meetings.

Non-employee directors receive non-discretionary grants of non-statutory stock options under our 2010 Stock Incentive Plan. A non-employee director is granted an option to purchase 35,000 shares of our common stock upon first becoming a member of our Board of Directors. The Chairman of the Board is granted an option to purchase an additional 20,000 shares of our common stock upon accepting the role. These initial options vest and become exercisable over four years, with the first 25% of the underlying shares on the first anniversary of the date of grant and the remainder vesting in equal amounts monthly thereafter. Immediately after each of our regularly scheduled annual meetings of stockholders, each non-employee director is granted a non-statutory option to purchase 20,000 shares of our common stock. These options will vest on the first anniversary of the date of grant, or immediately prior to our next annual meeting of stockholders, if earlier. Non-employee directors are required to hold these options for a period of two years following the vesting of such options.

In early 2010, the Board of Directors, based on the recommendation of the Compensation Committee, granted a non-statutory option to purchase 20,000 shares of our common stock to Mr. Grady in recognition of his appointment to Chairman of the Board. Mr. Grady resigned from his position on our Board of Directors in June 2010.

In August 2010, the Board of Directors, based on the recommendation of the Compensation Committee, granted a non-statutory option to purchase 20,000 shares of our common stock to each non-employee director. This recommendation was based on information provided by Radford, our compensation consultant, and included data obtained from their proprietary internal data base for semiconductor companies and other high-tech companies, as well as Black-Scholes valuations. The Board also took into consideration the increased level of work and participation on informal committees required of our directors, as well as the ability to attract and retain directors.

In August 2010, the Board of Directors, based on the recommendation of the Compensation Committee, granted a non-statutory option to purchase 20,000 shares of our common stock to Mr. Washecka in recognition of his appointment to Chairman of the Board.

In September 2010, Mr. Crugnale resigned from the Board of Directors. In accepting his resignation, the Board of Directors approved the full acceleration of his stock option awards. Mr. Crugnale is providing consulting services to the Company over twelve months for which he will receive compensation of $50,000 paid in equal quarterly installments.

In October 2010, Mr. Schmitt and Dr. Black were each granted a non-statutory option to purchase 35,000 shares of our common stock in recognition of them joining our Board of Directors. Mr. Schmitt, Dr. Black and Mr. Moody were each granted a non-statutory option to purchase 18,334 shares of our common stock for their service on the Board for the year 2010.

The following table shows the compensation earned by our non-employee directors in 2010:

	Fees	Option
	in Cash	Awards	Total
Name of Director	($)(1)	($)(2)	($)
William Washecka	58,583	32,283	90,866
Matthew P. Crugnale	27,135	6,966	34,101
Robert E. Grady	29,326	30,150	59,476
Gustav H. Koven III	50,916	8,979	59,895
Chris Fedde	40,000	8,979	48,979
F. Scott Moody	11,698	6,736	18,434
Ronald Black	13,919	42,989	56,908
Jean Schmitt	10,958	42,989	53,947
(1)	This column reports the amount of cash compensation earned in 2010 for Board and committee service.
(2)
The value of stock option awards has been estimated pursuant to FASB ASC Topic 718. For more information regarding our valuation of option awards, see Stock-based Compensation -  Note 9 to our consolidated financial statements , which are included in our Annual Report on Form 10-K filed with the SEC on March 17, 2011. The following directors have outstanding option awards at 2010 fiscal year-end: Mr. Washecka (84,519), Mr. Crugnale (73,292), Mr. Grady (47,875), Mr. Koven (73,292), Mr. Fedde (67,625), Mr. Moody (18,334), Mr. Black (53,334) and Mr. Schmitt (53,334).

EQUITY COMPENSATION PLAN INFORMATION

In June 2010, our “2010 Stock Incentive Plan” was approved by our Board of Directors and stockholders. This plan allows for the grant of incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”), stock appreciation rights, stock and phantom stock awards, performance awards and other stock-based awards to employees, officers, directors, and other individuals providing bona fide services to us or any of our affiliates. As of December 31, 2010, the total number of shares authorized under our 2010 Stock Incentive Plan by the Board of Directors was 2,200,000.  The following table sets forth information regarding outstanding awards and shares reserved for future issuance under the 2010 Stock Incentive Plan as of December 31, 2010:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	6,167,319	$3.31	1,005,695	(1)
Equity compensation plans not approved by stockholders	–	–	–
Total	6,167,319	$3.31	1,005,695

(1)	Includes shares available for issuance pursuant to grants of full-value stock awards.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

We adopted a Code of Business Conduct and Ethics, or Code of Conduct, pursuant to which our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent committee of our Board of Directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

Related Person Transactions

The following is a summary of transactions since January 1, 2010 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described above in the “Compensation Discussion and Analysis” section of this proxy statement.  The transaction described below was unanimously approved by our disinterested directors.

Acquisition of SafeNet’s Embedded Security Business

On February 26, 2010, we entered into an Asset Purchase Agreement with SafeNet, Inc., or SafeNet, pursuant to which we acquired substantially all of the assets related to SafeNet’s Embedded Security business in exchange for approximately $8.5 million payable in cash, 1,211,482 unregistered shares of our common stock and an earnout payment of up to $2.5 million in cash based on levels of gross revenue attributable to the acquired business between March 1, 2010 and December 31, 2010.

Chris Fedde, one of our directors, is also the President and Chief Operating Officer and a director of SafeNet.  The Asset Purchase Agreement and the transactions contemplated therein, including the consideration to be paid by us for SafeNet’s Embedded Security business, were unanimously approved by our disinterested directors, who were fully informed of Mr. Fedde’s positions with SafeNet.  The disinterested directors unanimously determined that the acquisition terms were fair and reasonable to AuthenTec and our stockholders and that it was in the best interests of AuthenTec and our stockholders to effect the transactions contemplated by the Asset Purchase Agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with, except that a late Form 4 report was filed for Dr. Ronald Black to report the issuance of shares of common stock to Dr. Black in connection with the satisfaction of that certain promissory note issued in connection with our acquisition of UPEK, Inc. in 2010 and a late Form 4 report was filed one day late for both F. Scott Moody and Gustav H. Koven III to report dispositions of our common stock.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO THE AUTHENTEC, INC. 2010 INCENTIVE PLAN TO
INCREASE THE NUMBER OF SHARES AVAILABLE

We currently maintain the Authentec, Inc 2010 Incentive Plan, referred to herein as the “2010 Plan,” which was initially adopted by the Board on June 12, 2010 and approved by our stockholders in July 2010.  On April 28 2011, the Board of Directors approved an amendment to the 2010 Plan to increase the number of authorized shares by 4.5 million, subject to stockholder approval.

As of April 28, 2011, we had the ability to grant approximately 1,006,000 additional awards under the 2010 Plan. Accordingly, if the amendment to the 2010 Plan is approved, the Company will have an aggregate of approximately 5,506,000 shares available for the grant of stock options and stock awards. As of April 28, 2011, a total of approximately 6,055,000 options were outstanding (with a weighted average exercise price of $6.59 and a weighted average remaining term of 7.2 years) and a total of approximately 33,000 restricted stock units were outstanding.

The purpose of the amendment to the 2010 Plan is to secure adequate shares to implement our current equity grant strategy for the foreseeable future. The Board believes that the number of shares proposed represents a reasonable amount of potential equity dilution and expense recognition while still allowing the Company to continue awarding equity incentives, which is an important part of our overall compensation program. We believe that incentives and stock-based awards focus employees on the dual objectives of creating stockholder value and promoting the Company’s success, and that equity compensation plans help to attract, retain and motivate valued employees and directors. The Board believes that an adequate number of shares under the 2010 Plan will promote the interests of the Company and its stockholders, allow it to compete effectively and enable the Company to provide adequate incentives.

The amended 2010 Plan has the same features as the current 2010 Plan, except for the increase in the number of authorized shares to 5,506,000 million.

Summary of the 2010 Plan

Purpose. The purpose of the 2010 Plan is to promote the Company’s success by linking the personal interests of the Company’s employees, officers, directors and consultants to those of the Company’s stockholders, and by providing participants with an incentive for outstanding performance. The 2010 Plan is also intended to enhance the Company’s ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

Administration. The 2010 Plan will be administered by a Committee (the “Committee”) appointed by the Board. The Committee will have the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2010 Plan; and make all other decisions and determinations that may be required under the 2010 Plan. The full Board may at any time elect instead to administer the 2010 Plan. If it does so, it will have all the powers of the Committee under the 2010 Plan. However, grants of awards to non-employee directors shall only be made pursuant to a plan, program, or policy for non-employee director compensation that is approved and administered by a committee of independent directors.

 Eligibility. The 2010 Plan permits the grant of awards to employees, officers, directors, and consultants of the Company or its affiliates.  As of the record date, the number of eligible participants was approximately 250. The number of eligible participants may increase over time based upon future growth of the Company and its affiliates.

Permissible Awards. The 2010 Plan authorizes the granting of awards in any of the following forms:

	options to purchase shares of the Company’s common stock, which may be nonstatutory stock options or incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”);

stock appreciation rights (SARs), which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of the Company’s common stock on the date of exercise over the base price of the award;

	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Committee;

restricted or deferred stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award certificate) in the future, based upon the attainment of stated vesting or performance criteria in the case of restricted stock units;


performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the 2010 Plan may be granted in the form of a performance award);


dividend equivalents, which entitle the holder of a full-value award to cash payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of stock underlying the full-value award;

	other stock-based awards in the discretion of the Committee, including unrestricted stock grants; and
	cash-based awards, including performance-based annual bonus awards.

Shares Available for Awards. Subject to adjustment as provided in the 2010 Plan, the aggregate number of shares of common stock reserved and available for issuance pursuant to awards granted under the 2010 Plan is 1,200,000, plus a number of additional shares (not to exceed 3,000,000) underlying awards outstanding under the Prior Plans that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason.

 Share Counting. The share counting provisions of the 2010 Plan provide that the following shares will be added back to the 2010 Plan share reserve and will again be available for issuance pursuant to awards granted under the 2010 Plan:  (i) unissued or forfeited shares originally subject to an award that is canceled, terminates, expires, is forfeited or lapses for any reason; (ii) shares subject to awards settled in cash; (iii) shares withheld or repurchased from an award or delivered by a participant to satisfy minimum tax withholding requirements; (iv) shares delivered to the Company in satisfaction of the exercise price of an option; (v) shares originally subject to an option or SAR that are not issued upon exercise of the option or SAR for any reason, including by reason of net-settlement of the award; and (vi) shares subject to an award other than an option or SAR that are not issued for any reason, including by reason of failure to achieve maximum performance goals.

Limitations on Individual Awards. The maximum aggregate number of shares of common stock subject to stock-based awards that may be granted under the 2010 Plan in any 12-month period to any one participant is as follows: options, 500,000; stock appreciation rights, 500,000; restricted stock or stock units, 500,000; and other stock-based awards, 500,000.  The maximum aggregate amount that may be paid with respect to cash-based awards under the 2010 Plan to any one participant in any fiscal year of the Company shall be $1,000,000.

 Minimum Vesting Requirements. Except in the case of substitute awards, full-value awards (which are any stock-settled awards other than options or SARs) granted under the 2010 Plan will either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation.  Notwithstanding the foregoing, the Committee may grant full-value awards covering 10% or fewer of the total number of shares authorized under the 2010 Plan without respect to these minimum vesting requirements.

Performance Goals. All options and SARs granted under the 2010 Plan are designed to be exempt from the $1,000,000 deduction limit imposed by Code Section 162(m). The Committee may designate any other award granted under the 2010 Plan as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Code Section 162(m). If an award is so designated, the Committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Company or an affiliate:

– Revenue/sales
– Customer orders
– Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)
– Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)
– Net income (before or after taxes, operating income or other income measures)
– Cash (cash flow, cash generation or other cash measures)
– Stock price or performance
– Total shareholder return (stock price appreciation plus reinvested dividends divided by beginning share price)
– Economic value added
– Return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales);
– Market share
– Improvements in capital structure
– Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)
– Business expansion or consolidation (acquisitions and divestitures)
– Internal rate of return or increase in net present value
– Working capital targets relating to inventory and/or accounts receivable
– Technical, operational and/or project goals
– Selection for production programs (“design wins”)
– Productivity measures
– Cost reduction measures

The Committee must establish such goals within 90 days after the beginning of the period for which such performance goal relates (or such later date as may be permitted under applicable tax regulations) and the Committee may for any reason reduce (but not increase) any award, notwithstanding the achievement of a specified goal. The Committee may provide, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for specified circumstances or events that occur during a performance period, including but not limited to: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in then-current accounting principles; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders  for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses.

Limitations on Transfer; Beneficiaries. A participant may not assign or transfer an award other than by will or the laws of descent and distributions; provided, however, that the Committee may permit other transfers (other than transfers for value) where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Treatment of Awards upon a Change in Control. Unless otherwise provided in an award certificate or any special plan document governing an award,

 (A) upon the occurrence of a change in control of the Company in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Committee or the Board:

	all of that participant’s outstanding options, SARs, and other awards will become fully vested and exercisable;
	all time-based vesting restrictions on that participant’s outstanding awards will lapse; and

the payout opportunities attainable under all of that participant’s outstanding performance-based awards will be deemed to have been fully earned, based on an assumed achievement of the “target” level of performance goals.

(B) with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within twelve months after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason, then:


all of that participant’s outstanding options, SARs, and other awards that would otherwise have become vested and exercisable within 24 months following the effective date of the change in control will become fully vested and exercisable;

	all time-based vesting restrictions on that participant’s outstanding awards that would otherwise have lapsed within 24 months following the effective date of the change in control will lapse; and

the payout opportunities attainable under all of that participant’s outstanding performance-based awards that would have been eligible to have been earned within 24 months following the effective date of the change in control will be deemed to have been fully earned, based on an assumed achievement of the “target” level of performance goals.

In the case of either (A) or (B) above, there shall be a prorata payout of the performance-based awards to such Participant within sixty (60) days following the date of termination of employment (unless a later date is required, such as by Section 409A of the Code) based upon the length of time within the performance period that has elapsed prior to the change in control or termination of employment, as applicable.

Acceleration of Awards for Other Reasons.  In addition, the Committee may, in its discretion, accelerate the vesting and/or payment of awards upon the death, disability or termination of service of a participant for any other reason, or upon the occurrence of a change in control. The Committee may discriminate among participants or among awards in exercising such discretion.

Adjustments. In the event of a transaction between the Company and its stockholders that causes the per-share value of the Company’s common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2010 Plan will be adjusted proportionately, and the Committee must make such adjustments to the 2010 Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend, or a combination or consolidation of the outstanding common stock into a lesser number of shares, the authorization limits under the 2010 Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

 Termination and Amendment. The Board or the Committee may, at any time and from time to time, terminate or amend the 2010 Plan, but if an amendment would constitute a material amendment requiring stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. In addition, the Board or the Committee may condition any amendment on the approval the stockholders for any other reason. No termination or amendment of the 2010 Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award.

The Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the stockholders, the exercise price of an outstanding option or SAR may not be reduced, directly or indirectly, and the original term of an option or SAR may not be extended.

 Prohibition on Repricing. As indicated above, outstanding stock options or SARs cannot be repriced, directly or indirectly, without stockholder approval. The exchange of an “underwater” option or SAR (i.e., an option or SAR having an exercise price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require stockholder approval.  In addition, the Plan specifically prohibits the Company from repurchasing for cash or other value an underwater option or SAR without stockholder approval.

Certain U.S. Federal Income Tax Effects

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2010 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed, and may vary from locality to locality.

 Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonstatutory stock option under the 2010 Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

SARs. A participant receiving a SAR under the 2010 Plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Restricted or Deferred Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Cash-Based Performance Awards. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a cash-based performance award is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Code Section 409A.  The Plan permits the grant of various types of incentive awards, which may or may not be exempt from Code Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, and stock options and SARs that comply with the terms of the Plan, are designed to be exempt from the application of Code Section 409A. Restricted and deferred stock units, cash-based awards and certain other stock-based awards granted under the Plan would be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Tax Withholding. The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2010 Plan.

Benefits to Named Executive Officers and Others

The following table sets forth with respect to the persons and groups shown below the number and type of awards issued under the 2010 Plan as of April 28, 2011.

Name and Position	Option Shares	Restricted Stock Units
Lawrence J. Ciaccia, Jr., Chief Executive Officer	250,000	None
Philip L. Calamia Chief Financial Officer	None	None
Anthony Iantosca, Sr. Vice President—Worldwide Operations	65,000	None
Frederick Jorgenson, Vice President—General Counsel	35,000	None
F. Scott Moody, Former Chief Executive Officer	150,000	None
All Non-Executive Directors as a Group	330,071	None
All Current Executive Officers as a Group	350,000	None
All Non-Executive Officer Employees as a Group	220,526	None

Vote Required and Board of Directors Recommendation

Approval of the 2010 Plan requires that a majority of the total votes cast on the proposal be voted in favor of the proposal. If you indicate “ABSTAIN” on your proxy card, it will have the same effect as a vote against approval of the 2010 Plan. If you hold your shares in street name and you do not provide voting instructions to your bank or broker, it will have no impact on the outcome of Proposal No. 2, as broker non-votes are not entitled to vote on the matter.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE
AMENDMENT TO THE 2010 PLAN.

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE COMPENSATION

This proposal provides our stockholders with the opportunity to cast an advisory (non-binding) vote on our compensation program for our named executive officers. As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we have designed our executive compensation program to attract, retain and motivate key executives of superior ability who are critical to our future success. We believe that both short-term and long-term incentive compensation opportunities provided to executive officers are directly aligned with our performance, and that our compensation program is structured to ensure that a significant portion of executives’ compensation opportunities is directly related to achievement of financial and operation al goals and other factors that impact stockholder value.

Our Board of Directors invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation and to cast a vote to either approve or not approve the company’s compensation programs for its named executive officers through the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative compensation disclosure contained in this Proxy Statement.”

This is an advisory vote, and as such does not bind the Company, the board of directors or the Compensation and Stock Option Committee to take any particular action. However, the board of directors and the Compensation and Stock Option Committee value the input of our stockholders, and will take into account the outcome of this vote in considering future compensation.

Vote Required and Board of Directors Recommendation

Approval of Proposal No. 3 requires that a majority of the shares of our common stock present in person or represented by proxy at the Special Meeting, and entitled to vote, are voted in favor of Proposal No. 3. Abstentions and withheld votes will have the same effect as a vote against approval of Proposal No. 3. Broker non-votes will have no impact on the outcome of Proposal No. 3, as broker non-votes are not entitled to vote on the matter.

The Board of Directors unanimously recommends a vote “FOR” the approval of Proposal 3.  Proxies received by our Board of Directors will be so voted unless stockholders specify in their proxies a contrary choice.

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF THE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As discussed above, our Board of Directors values the input of our stockholders regarding our compensation practices with respect to its named executive officers. Stockholders are invited to express their views on how frequently advisory votes on named executive officer compensation, such as in Proposal No. 3, will occur. Stockholders can advise the board of directors on whether such votes should occur every year, every two years or every three years, or they may abstain from voting.

Like Proposal No. 3, this is an advisory vote, and as such is not binding on the board of directors. However, the board of directors will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. A frequency vote similar to this Proposal No. 4 will occur at least once every six years.

Our Board of Directors recommends that the advisory vote on executive compensation be held every year as a matter of good corporate practice and to provide a consistent and clear channel for the communication of stockholders’ views regarding the Company’s executive compensation practices.

Vote Required and Board of Directors Recommendation

The vote required to determine the frequency of advisory shareholder votes on executive compensation is a plurality of votes cast, which means that the frequency option that receives the most affirmative votes of all the votes cast is the one that will be deemed approved by the shareholders. Abstentions and broker non-votes will not affect the outcome of this proposal.

Our Board of Directors recommends that you vote for “every year” on Proposal No. 4.  Proxies received by our Board of Directors will be so voted unless stockholders specify in their proxies a contrary choice.

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected a registered independent certified public accounting firm to audit our consolidated financial statements for the fiscal year ending 2011 to be PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has acted as our registered independent certified public accounting firm since its appointment in fiscal year 2007. A representative from PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Although ratification by the stockholders of the selection of PricewaterhouseCoopers LLP as our registered independent certified public accounting firm is not required by law or by our Bylaws, our Audit Committee believes it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by the independent auditors in auditing our financial statements and the effectiveness of our internal control over financial reporting. If this selection is not ratified at the Annual Meeting, our Audit Committee intends to reconsider its selection of registered independent certified public accounting firm for the fiscal year ending December 30, 2011.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2010 and January 1, 2010 by PricewaterhouseCoopers LLP:

	Fiscal 2010	Fiscal 2009
Audit Fees(1)	$484,367	$667,047
Audit Related Fees (2)	828,048	178,155
Tax Fees(3)	—	—
All Other Fees (4)	1,500	1,500

Total Fees	$1,313,915	$846,702

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that generally only the independent auditors can reasonably provide and included consents and assistance with and review of documents filed with the SEC.

(2)
Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported above under the caption “Audit Fees.” These services consisted of due diligence related to acquisitions, audits and reviews in connection with acquisitions, and accounting consultations related to acquisitions.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.
(4)
All Other Fees consist of fees for products and services other than the services reported above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.” All other fees consist of fees for research tools provided on a subscription basis.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. Pre-approval is generally based on independence, qualifications, and performance. The Audit Committee may establish pre-approval policies for any engagement to render services if the policies are detailed as to the services and the committee is informed about the services for which each independent auditor is engaged at the next scheduled meeting. The Audit Committee may also delegate to committee members the authority to grant pre-approval provided the decisions made by the members is presented to the committee at the next scheduled meeting. The Audit Committee approved 100% of the fees for all audit and non-audit related services provided by PricewaterhouseCoopers LLP during the fiscal year ended December 31, 2010.

Vote Required and Board of Directors Recommendation

Approval of Proposal No. 5 requires that a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting, and entitled to vote, are voted in favor of Proposal No. 5.  Abstentions and withheld votes will have the same effect as a vote against approval of Proposal No. 5 and, if your shares are held in street name, your bank or brokerage firm may vote your shares in its discretion on Proposal No. 5 without instructions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for the fiscal year ending December 30, 2011.  Proxies received by our Board of Directors will be so voted unless stockholders specify in their proxies a contrary choice.

AUDIT COMMITTEE REPORT ON
AUDITED FINANCIAL STATEMENTS
For the Year Ended December 31, 2010

The Audit Committee of the Board of Directors is comprised of three independent directors as of the date of this report: William Washecka, Ronald Black and Gustav H. Koven III.

We operate under the written charter adopted by the Board of Directors, and are responsible for overseeing the Company’s financial reporting processes on behalf of the Board of Directors.  We also recommend to the Board of Directors, the selection of the Company’s independent registered public accounting firm.

Management is responsible for preparing the Company’s financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of the internal control over financial reporting.  The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports on the results of their audit.  In this context, we have met and held discussions with management and PricewaterhouseCoopers LLP, the Company’s independent registered certified public accounting firm.  Management represented to us that the Company’s financial statements were prepared in accordance with United States generally accepted accounting principles, and we have reviewed and discussed the financial statements with management and the independent registered certified public accounting firm.

We discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the Audit Committee has discussed with the independent auditors the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter provided by the independent auditors to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with the auditor’s independence. We further considered whether the provision by PricewaterhouseCoopers LLP of the non-audit services described elsewhere in this proxy statement is compatible with maintaining the auditors’ independence.

Based on our discussion with management and the independent registered public accounting firm and our review of the representation of management and the disclosures by the independent registered public accounting firm to the Audit Committee, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.  We and the Board of Directors have also recommended the selection of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the year ending December 30, 2011 subject to stockholder ratification.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those acts.

William Washecka, Chairman
Ronald Black
Gustav H. Koven III

STOCKHOLDER PROPOSALS OR NOMINATIONS
TO BE PRESENTED AT THE 2012 ANNUAL MEETING

A stockholder proposal for business to be brought before the 2012 Annual Meeting of Stockholders (other than nominations of persons to serve as directors) will be acted upon only in the following circumstances:

•
Stockholder Proposals for Inclusion in Next Year’s Proxy Statement — To be considered for inclusion in next year’s proxy statement, stockholder proposals, submitted in accordance with the SEC’s Rule 14a-8, must be received at our principal executive officers no later than the close of business on January 4, 2012and comply with all applicable SEC rules.

•
Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting of Stockholders — Any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8 but is instead sought to be presented directly at the 2012 Annual Meeting of Stockholders should be received at our principal executive offices no later than the close of business on March 11, 2012 and not earlier than February 10, 2012. Proposals should contain detailed information about the proposal and the stockholder proponent. SEC rules permit management to vote proxies in its discretion on such proposals in certain cases if the stockholder does not comply with this deadline, and in certain other cases notwithstanding the stockholder’s compliance with this deadline.

All recommendations of persons for nomination to our Board of Directors must be received at our principal executive offices no later than the close of business on March 11, 2012 and not earlier than February 10, 2012 and must contain the information specified in and otherwise comply with our Bylaws.

All shareholder proposals and recommendations of persons for nomination to the Board should be sent to AuthenTec, Inc., 100 Rialto Place, Suite 100, Melbourne, Florida 32901, Attention: Corporate Secretary.

ANNUAL REPORT

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 17, 2011 (the “Annual Report”), including financial statements, is being mailed to our stockholders with this proxy statement.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2011 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

/s/ Frederick Jorgenson
Frederick Jorgenson
Vice President, General Counsel, and Secretary

April 29, 2011

AuthenTec

VOTE BY INTERNET OR TELEPHONE
QUICK ★★★ EASY ★★★ IMMEDIATE

As a stockholder of AuthenTec, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 8, 2011.

Vote Your Proxy on the Internet:		***Vote Your Proxy by Phone:***		***Vote Your Proxy by Mail:***
Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	**OR**	**Call 1 (866) 894-0537** Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	**OR**	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Please mark your votes like this **X**

Our Board of Directors recommends that you vote your shares FOR each of the seven nominees to our Board of Directors indentified below, FOR proposals 2, 3 and 5 and FOR 1 YEAR on proposal 4.

1. To elect seven directors to serve on AuthenTec's Board of Directors until the next annual meeting of stockholders or until their respective successors are elected and qualified. — For All ☐ Withhold All ☐ For All Except ☐

01. Ronald Black
02. Lawrence J. Ciaccia
03. Chris Fedde
04. Gustav H. Koven III
05. F. Scott Moody
06. Jean Schmitt
07. William Waschecka

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below:

____

2. To approve increasing the number of shares available under the 2010 AuthenTec Incentive Plan — FOR ☐ AGAINST ☐ ABSTAIN ☐
3. To approve, by non-binding vote, executive Compensation. — FOR ☐ AGAINST ☐ ABSTAIN ☐
4. To recommend, by non-binding advisory vote, the frequency of the advisory vote on executive compensation. — 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN ☐
5. Ratify the appointment of an independent registered certified public accounting firm for fiscal 2011. — FOR ☐ AGAINST ☐ ABSTAIN ☐
6. To transaction such other business as may properly come before the meeting or any adjournment thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ______________________ Signature ______________________ Date ____________, 2011.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

AUTHENTEC, INC.

Proxy card must be signed and dated below.
Please fold and detach card at perforation before mailing.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2011

The undersigned stockholder of AuthenTec, Inc. ("AuthenTec"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the Annual Meeting of Stockholders of AuthenTec, Inc. to be held at AuthenTec's headquarters, located at 100 Rialto Place, Melbourne, Florida 32901 on June 9, 2011 at 9:00 a.m. local time, and hereby appoints Larry Ciaccia, Philip Calamia, and Frederick Jorgenson, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote AuthenTec's Common Stock which the undersigned is entitled to vote at such meeting and any adjournments of such meeting, as set forth below.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE BOARD'S NOMINEES, FOR PROPOSALS 2, 3 AND 5 AND FOR 1 YEAR ON PROPOSAL 4 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

UNLESS YOU HAVE VOTED BY TELEPHONE OR ON THE INTERNET, PLEASE VOTE , SIGN, DATE AND RETURN THIS CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Continued, and to be marked, dated and signed, on the other side)